Exhibit 5.1

Proskauer Rose LLP 2049 Century Park East, 32nd Floor Los Angeles, CA 90067-3206

July 31, 2014

ARC Properties Operating Partnership, L.P.

405 Park Avenue, 15th Floor

New York, New York 10022

Re:	Registration Statement on Form S-4; $1,300,000,000 Aggregate Principal Amount of 2.000% Senior Notes due 2017, $750,000,000 Aggregate Principal Amount of 3.000% Senior Notes due 2019 and $500,000,000 Aggregate Principal Amount of 4.600% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel to ARC Properties Operating Partnership, L.P., a Delaware limited partnership (the “Company”), and American Realty Capital Properties, Inc., a Maryland corporation (the “Guarantor”), in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the issuance and exchange by the Company of up to $1,300,000,000 aggregate principal amount of its 2.000% Senior Notes due 2017 (the “new 2017 notes”), up to $750,000,000 aggregate principal amount of its 3.000% Senior Notes due 2019 (the “new 2019 notes”) and up to $500,000,000 aggregate principal amount of its 4.600% Senior Notes due 2024 (the “new 2024 notes” and, together with the new 2017 notes and the new 2019 notes, the “Exchange Notes”) and the guarantees of the Exchange Notes (collectively, the “Exchange Guarantees”) by the Guarantor, for a like principal amount of outstanding 2.000% Senior Notes due 2017, 3.000% Senior Notes due 2019, and 4.600% Senior Notes due 2024, respectively, each of which was issued pursuant to an indenture, dated as of February 6, 2014 (the “Base Indenture”), as supplemented by an officer’s certificate, dated as of February 6, 2014 (the “Officer’s Certificate” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantor and U.S. Bank National Association (the “Trustee”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Exchange Guarantees.

In giving this opinion, we have examined:

(i)	an executed copy of the Indenture;

(ii)	specimens of the Exchange Notes to be issued and delivered pursuant to the Indenture;

ARC Properties Operating Partnership, L.P.

July 31, 2014

(iii)	certain resolutions of the Board of Directors of the Company relating to the authorization of the Exchange Notes, and

(iv)	the governing documents of the Company.

In giving this opinion, we have assumed, with your permission, the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined. As to questions of fact relevant to this opinion, with your permission and without any independent investigation or verification, we have relied upon, and assumed the accuracy of, oral or written statements and representations of officers and other representatives of the Company, the Guarantor and others. We have also assumed, with your permission and without any independent investigation, (i) that the Exchange Notes, the Exchange Guarantees, and the Indenture (collectively, the “Documents”) have been duly authorized, executed and delivered by each of the parties thereto (other than the Company to the extent opined herein), (ii) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (iii) the adequacy of the consideration that supports the Guarantor’s agreement and the solvency and adequacy of capital of the Guarantor.

This opinion is limited to the laws of State of New York and the Revised Uniform Limited Partnership Act of the State of Delaware, but without our having made any special investigation as to the applicability of any specific law, rule or regulation. We express no opinion as to the law of any other jurisdiction.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that:

(1) The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture, and the Exchange Guarantees have been duly executed and delivered, each Exchange Guarantee will constitute a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The foregoing opinions are subject to the following limitations and qualifications:

ARC Properties Operating Partnership, L.P.

July 31, 2014

A. The enforceability of the Documents may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law), including, without limitation, principles regarding good faith and fair dealing. In addition, we express no opinion as to the enforceability of (i) self-help provisions, (ii) provisions that purport to establish evidentiary standards, (iii) provisions exculpating a party from, or indemnifying a party for (or entitling a party to contribution in a case involving), its own gross negligence, willful misconduct or violation of securities or other laws, (iv) provisions relating to the availability of specific remedies or relief, or the release or waiver of any remedies or rights or time periods in which claims are required to be asserted, (v) provisions that allow cumulative remedies, late charges or default interest, (vi) provisions relating to the discharge of defenses or disclaimers, liability limitations or limitations of the obligations of any person or entity under any of the Documents or (vii) provisions relating to choice of law or forum.

B. We express no opinion with respect to the effect of any provision of the Documents which is intended to permit the modification thereof only by means of an agreement signed in writing by the parties thereto.

C. We express no opinion with respect to the effect of any provision of the Documents imposing penalties or forfeitures.

D. The enforceability of the Exchange Guarantees may be subject to statutory provisions and case law to the effect that a guarantor may be discharged if the beneficiary of the guaranty alters the original obligation of the principal, fails to inform the guarantor of material information pertinent to the principal or any collateral, elects remedies that may impair the subrogation rights of the guarantor against the principal or that may impair the value of any collateral, fails to accord the guarantor the protections afforded a debtor under Article 9 of the Uniform Commercial Code or otherwise takes or omits to take any action that prejudices the guarantor unless, in any such case, the guarantor validly waives such rights or the consequences of any such action.

E. We express no opinion with respect to the enforceability of any provision of any of the Documents to the extent that such provision (x) constitutes a waiver of illegality as a defense to performance of contract obligations, (y) is determined by a court of competent jurisdiction to violate applicable public policy or (z) is authorized or approved by the Company or the Guarantor in breach of applicable fiduciary duties of the officers or directors (or other managers) thereof.

F. The above opinions are based solely upon laws, rulings and regulations in effect on the date hereof, and are subject to modification to the extent that such laws, rulings and regulations may be changed in the future. We undertake no obligation to

ARC Properties Operating Partnership, L.P.

July 31, 2014

advise you of facts or changes in law occurring after the date of this opinion letter which might affect the opinions expressed herein.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon solely by you and by persons expressly entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved herein, including customary practice as described in bar association reports.

Very truly yours,

/s/ Proskauer Rose LLP